Exhibit 99.1

JetPay Corporation Announces Satisfaction of Obligations under Settlement and Release Agreement with Merrick Bank.

Center Valley, PA- January 17, 2017 - JetPay Corporation ("JetPay" or the "Company") (NASDAQ: JTPY), a leading provider of debit and credit card processing services, payroll and human capital management, and prepaid card services, announced today that it has satisfied its obligations under that certain settlement and release agreement with Merrick Bank, dated July 26, 2016 (the “Merrick Settlement and Release Agreement”), regarding certain civil actions involving the Company in the Federal District Court for the District of Utah (such actions, the “Direct Air Matter”).

On January 11, 2017, JetPay repaid the $5 million promissory note held by Merrick Bank as part of the Merrick Settlement and Release Agreement disclosed in the Company’s Current Report on Form 8-K filed with the SEC on July 29, 2016. The timely pay off of this promissory note satisfied JetPay’s obligations to Merrick Bank under the Merrick Settlement and Release Agreement. As a result, each of the Stipulated and Confessed Judgments executed by the Company in connection with the Settlement and Release Agreement are void, unenforceable and of no effect. JetPay continues to pursue the recovery of losses incurred as a result of the Direct Air Matter from Valley National Bank (“VNB”) in a joint action against VNB with American Express.

The payoff of this promissory note also reduced JetPay’s debt by $5 million to approximately $17 million – one of the lowest debt levels since commencement of operations in December 2012. As also described in the Form 8-K, JetPay has available up to 2.2 million shares of JetPay common stock currently held by a former owner of JetPay, LLC, one of the companies acquired by JetPay in December 2012, as indemnification against JetPay’s obligations under this promissory note.

“We are thrilled to get this issue behind us” stated Diane Faro, CEO of JetPay. She added, “Many potential investors in the last few years have acknowledged the inherent value in JetPay, but were challenged with understanding the risk related to the Direct Air matter. That uncertainty has been eliminated with potential upside remaining as we continue our action against Valley National Bank to recover a portion of settlement losses with Merrick Bank.” Ms. Faro concluded by saying, “This now allows the Company to focus on leveraging the value of our technology platforms to bring the above-market growth and returns our investors expect.”

About JetPay Corporation

JetPay Corporation, based in Center Valley, PA, is a leading provider of vertically integrated solutions for businesses including card acceptance, processing, payroll, payroll tax filing, human capital management and other financial transactions. JetPay provides a single vendor solution for payment services, debit and credit card processing, ACH services, and payroll and human capital management needs for businesses throughout the United States. The Company also offers low-cost payment choices for the employees of these businesses to replace costly alternatives. The Company's vertically aligned services provide customers with convenience and increased revenues by lowering payments-related costs and by designing innovative, customized solutions for internet, mobile, and cloud-based payments. Please visit www.jetpay.com for more information on what JetPay has to offer or call 866-4JetPay (866-453-8729).

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. JetPay’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside JetPay’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to, those described under the heading “Risk Factors” in the Company’s Annual Report filed with the Securities and Exchange Commission (“SEC”) on Form 10-K for the fiscal year ended December 31, 2015, the Company’s Quarterly Reports on Forms 10-Q and the Company’s Current Reports on Form 8-K.

Additional information concerning these and other risk factors is contained in JetPay’s most recent filings with the SEC. All subsequent written and oral forward-looking statements concerning JetPay or other matters and attributable to JetPay or any person acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. JetPay cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. JetPay does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Contacts

JetPay Corporation	JetPay Corporation
Peter B. Davidson	Gregory M. Krzemien
Vice Chairman and Corporate Secretary	Chief Financial Officer
(610) 797-9500	(610) 797-9500
Peter.Davidson@jetpaycorp.com	gkrzemien@jetpaycorp.com

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